Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 17 March, 2011 relating to the consolidated financial statements of Santander UK plc and reference to us under the heading “Selected Financial Data”, both appearing in the Annual Report on Form 20-F Santander UK plc for the year ended 31 December, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE LLP
Chartered Accountants and Registered Auditors
London, England
18 March 2011